UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2011

LKQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street, Suite 2800 Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 621-1950

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On November 1 and November 2, 2011, LKQ Corporation (“LKQ”) entered into interest rate swap agreements (the “Swap Transactions”) involving the following notional amounts, counterparties and fixed interest rates:

1.	$60,000,000 notional amount with J.P. Morgan Chase Bank, National Association at 1.1950%.
2.	$60,000,000 notional amount with Bank of America N.A. at 1.1925%.
3.	£50,000,000 notional amount with Bank of America N.A. at 1.3550%.

LKQ entered into the Swap Transactions to hedge the floating rate interest risk under LKQ’s recently amended credit agreement. Each of the Swap Transactions has an effective date of November 30, 2011 and a maturity date of October 31, 2016. Under the terms of the Swap Transactions, LKQ is required to make monthly payments based on the fixed interest rates on the notional amounts to the counterparties while the counterparties are obligated to make monthly floating rate payments on the same notional amount to LKQ based on the one month London Interbank Offered Rate for the respective currency of each Swap Transaction’s notional amount. For the U.S. Dollar denominated Swap Transactions, the interest rates are rounded up to the nearest 1/100th of 1% and calculated based on a 360-day year. The interest rates under the British Pound denominated Swap Transaction are calculated to the 5th decimal using a 365-day convention. Our actual cost of borrowing will be the fixed interest rate plus an applicable margin under the credit agreement.

Each of the Swap Transactions may be terminated by either party prior to its expiration, including as a result of LKQ’s failure to deliver certain collateral to secure such Swap Transaction after the prepayment or maturity of LKQ’s credit agreement. Any such early termination may result in a payment from LKQ to the counterparty or a payment to LKQ from the counterparty depending on market interest rates at the time of termination. LKQ’s credit agreement matures on March 25, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2011

LKQ CORPORATION

By	/S/ VICTOR M. CASINI
Victor M. Casini Senior Vice President and General Counsel